Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-283698 and 333-289007) on Forms S-8 of CERo Therapeutics Holdings, Inc. of our report dated April 15, 2025, except for the 1-for-20 reverse stock split effected on June 13, 2025 described in Note 1 as to which the date is July 21, 2025, relating to the consolidated financial statements of CERo Therapeutics Holdings, Inc., appearing in this Annual Report on Form 10-K of CERo Therapeutics Holdings, Inc. for the year ended December 31, 2025.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
April 15, 2026